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                                                                     EXHIBIT 3.2



                                   RESTATED
                         CERTIFICATE OF INCORPORATION
               (DULY ADOPTED PURSUANT TO A CONFIRMATION ORDER OF
          THE UNITED STATES BANKRUPTCY COURT FOR THE WESTERN DISTRICT
             OF TEXAS, SAN ANTONIO DIVISION AND SECTIONS 242, 245
               AND 303 OF THE DELAWARE GENERAL CORPORATION LAW)
                                      OF
                              50-OFF STORES, INC.

          Upon the filing of this Restated Certificate of Incorporation, the Corporation's name will be changed from 50-OFF Stores, Inc. to LOT$OFF Corporation. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 28, 1992. This Restated Certificate of Incorporation amends and restates such original Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted pursuant to a Confirmation Order of the United States Bankruptcy Court for the Western District of Texas, San Antonio Division, dated June 3, 1997 (confirming the Corporation's Joint Plan of Reorganization, as amended, which Plan of Reorganization became effective on June ___, 1997) and Sections 242, 245 and 303 of the Delaware General Corporation Law. The Corporation filed for bankruptcy on October 9, 1996.

     NOW, THEREFORE, the text of the present Certificate of Incorporation is hereby amended and restated to read as follows:


         RESTATED CERTIFICATE OF INCORPORATION OF LOT$OFF CORPORATION

                                  ARTICLE ONE

     The name of the Corporation is LOT$OFF Corporation.

                                  ARTICLE TWO

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOUR

     The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is 40,000,000 consisting of 25,000,000 shares of common stock, $.01 par value (the "Common Stock"), and 15,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock").

     Holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors, subject to the rights of holders of Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of Preferred Stock to which they shall be entitled, the holders of Common Stock shall be entitled to share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders. All shares of Common Stock shall be identical with each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote.
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     Shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such designations, preferences, limitations, and relative rights, including voting rights, as shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Delaware.
The Board of Directors, in such resolution or resolutions, may increase or decrease the number of shares within each such series; provided, however, the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued.

                                 ARTICLE FIVE

     The number of directors constituting the Board of Directors, the term and manner of election thereof, the provisions for removal thereof and the manner of expanding or filling vacancies upon the Board of Directors shall be fixed by, or in the manner provided in the Bylaws of the Corporation, as amended from time to time.

                                 ARTICLE SIX

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

                                 ARTICLE SEVEN

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 ARTICLE EIGHT

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law is amended after the date of filing of this Restated Certificate of Incorporation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE NINE

     The Corporation shall indemnify each director, officer or employee of the Corporation who may be indemnified, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"), as it may be amended from time to time, in each and every situation where the Corporation is obligated to make such indemnification pursuant to Section 145. In addition, the Corporation shall indemnify each of the Corporation's directors, officers and employees in each and every situation where, under Section 145, the Corporation is not obligated, but is permitted or empowered, to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified pursuant to

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Section 145 to the extent the Board of Directors deems advisable, as permitted by such section. The Corporation shall promptly make or cause to be made any determination which Section 145 requires.

                                 ARTICLE TEN

     The Corporation shall not be subject to the provisions of Section 203 of the Delaware General Corporation Law with respect to restrictions upon business combinations involving the Corporation.



     This Restated Certificate of Incorporation has been signed this _____ day of June, 1997.



                                        ----------------------------------------
                                        CHARLES J. FUHRMANN II
                                        President

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